N E W S
                                                                   r e l e a s e
[THOMAS LOGO]


        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        P.O. Box 35120
        Louisville, Kentucky 40232-5120
        502/893-4600 o Fax: 502/895-6618


THOMAS INDUSTRIES ANNOUNCES REPORT OF EARNINGS OUTLOOK

     Louisville, Ky., September 23, 2003 - Thomas Industries Inc. (NYSE: TII) today announced it expects operating income from its pump and compressor business to decline approximately 30 to 35 percent for the third quarter of 2003 versus the third quarter of 2002. From an overall earnings standpoint for the Company, the third quarter results will include a non-recurring gain of approximately $2.2 million from the settlement of a Genlyte Thomas Group (GTG) lawsuit, as previously announced. The earnings impact of this gain for the quarter will be approximately $1.4 million, or $.08 per share. Including this non-recurring gain, earnings per share for the quarter are currently expected to approximate the results for the third quarter of 2002.

     The reasons for the decline in operating income of the Pump and Compressor business include:

      -    Weak shipments out of Schopfheim, Germany

      - Lower margins in the North American medical market due to the move of a product line to China as well as competitive price pressures

      -    Weaker automotive sales

      - Weak market conditions in two of the Company's largest applications in Japan - oxygen concentrators and freon recovery equipment

      - Shut down costs related to the Company's facility in Fleurier, Switzerland, as part of the Company's planned consolidation

     In commenting, Timothy C. Brown, President, Chairman and Chief Executive Officer said, "The performance of our Schopfheim facility significantly impacted the first two months of the third quarter, although we are seeing signs of improvement for September. As discussed with the acquisition of Rietschle, Schopfheim required a new ERP system to better manage its business and to significantly improve lead times and the entire planning process. Overall this implementation has been successful, although issues involving the changeover significantly impacted our July shipments, only to be followed by the usual

August vacation schedule where 50 to 60 percent of our workforce was out. This impacted results considerably from this location, as we generated a larger than normal backlog that we will now begin reducing as we become more proficient with the new tools we have in place."

     Brown went on to add, "In September we expect our sales and operating income to be ahead of last year for our Pump and Compressor business, but this will not offset the weak first two months of the quarter."

     Thomas expects to release its third quarter earnings on October 24, 2003.

     Thomas Industries Inc., headquartered in Louisville, Kentucky, is the recognized leader in the design and manufacture of RIETSCHLE THOMAS brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include WELCH laboratory equipment and OBERDORFER centrifugal and rotary gear liquid pumps. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America. Thomas has operations in North & South America, Europe, Asia, and Australia.

     The statements in this press release with respect to future results and future expectations should be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2002. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

                                      # # #